Filed Pursuant to Rule 433

Registration Nos. 333-164364

333-164364-01

August 4, 2010

PNC FUNDING CORP

$750,000,000 4.375% SENIOR NOTES DUE AUGUST 11, 2020

Unconditionally Guaranteed by

The PNC Financial Services Group, Inc.

Summary of Terms for Issuance

Issuer:	PNC Funding Corp

Guarantor:	The PNC Financial Services Group, Inc.

Security:	4.375% Senior Notes due August 11, 2020

Ranking:	Senior

Expected Security Ratings:*	A3 / A / A+ (Moody’s / S&P / Fitch)

Principal Amount:	US$ 750,000,000

Price to Investors:	99.456% of face amount

Minimum Denomination / Multiples:	$2,000 / multiples of $1,000 in excess thereof

Trade Date:	August 4, 2010

Settlement Date:	August 11, 2010 (T+5)

Maturity:	August 11, 2020

Coupon:	4.375% per annum

Interest Payment Dates:	Semi-annually in arrears on February 11 and August 11 of each year, commencing on February 11, 2011 to and including the maturity date.

Day Count:	30/360

Reference Benchmark:	3.500% UST due May 15, 2020

Reference Benchmark Yield:	2.943%

Spread to Benchmark:	+ 150 bps

Re-offer Yield:	4.443%

CUSIP/ISIN:	693476 BL6 / US693476BL68

Joint Book-Running Managers:	Banc of America Securities LLC J.P. Morgan Securities Inc.

Co-Managers:	Morgan Stanley & Co. Incorporated PNC Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

PNC Funding Corp and The PNC Financial Services Group, Inc. have filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents filed with the SEC and incorporated by reference in such documents for more complete information about PNC Funding Corp, The PNC Financial Services Group, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents by calling Banc of America Securities LLC at (800) 294-1322 or J.P. Morgan Securities Inc. collect at (212) 834-4533.

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